- --------------------------------------------------------------------------------
    As filed with the Securities and Exchange Commission on April 24, 1996
                                                      Registration No. 333-02001



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                   Delaware                    94-2579751
          (State of Incorporation)  (I.R.S. Employer Identification Number)


                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244

                            -------------------------

                             DR. FRED H. DEINDOERFER
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244
                               (Agent for service)

                            -------------------------

            IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:

                           DANIEL G. CHRISTOPHER, ESQ.
                               IRELL & MANELLA LLP
                            1800 AVENUE OF THE STARS
                                    SUITE 900
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-1010

                            -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

                            -------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                 466,311 SHARES

     This Prospectus relates to 466,311 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of International Remote Imaging Systems, Inc., a Delaware corporation (the "Company" or "IRIS"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales; however, to the extent that Selling Stockholders choose to exercise any options or warrants to purchase Shares, the Company will receive proceeds equal to the exercise price of such options or warrants multiplied by the number of shares purchased. The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See "Plan of Distribution."

     The Selling Stockholders may sell all or a portion of the Shares from time to time on the American Stock Exchange (the "AMEX") at prevailing prices at the time of such sales on the relevant exchange, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the Shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the AMEX at the time of the sale. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, the specified shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution."


     The Common Stock is traded on the AMEX. On April 17, 1996, the closing sale price of the Company's Common Stock on the AMEX was $6.6875 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is April ___ , 1996.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $.01 per share, is listed on the American Stock Exchange and reports, proxy statements and other information regarding the Company can be inspected at the offices of such exchange.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the description of the Company's Common Stock as set forth in the registration statement filed by the Company on Amendment No. 1 to Form 8-A dated June 16, 1992 pursuant to Section 12(b) of the Exchange Act, and any amendments or reports thereto filed with the Commission for the purpose of updating such description; and (3) the Company's Report on Form 8-K dated February 1, 1996 pursuant to Section 13 or 15(d) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to International Remote Imaging Systems, Inc., 9162 Eton Avenue, Chatsworth, California 91311, Attention: E. Eduardo Benmaor. The telephone number is (818) 709-1244.


                                   THE COMPANY

     The Company manufactures and markets The Yellow IRIS-Registered Trademark-, an automated urinalysis workstation it developed using its patented slideless Automated Intelligent Microscopy ("AIM") technology to automate the manipulative steps in routine urinalyses performed by hospital and reference clinical laboratories, including counting and classifying microscopic particles found in urine specimens. IRIS also manufactures and/or markets most of the consumables used in the operation and maintenance of The Yellow IRIS-Registered Trademark-, including CHEMSTRIP/IRIStrip-TM- urine test strips, and offers service contracts for the maintenance and repair of The Yellow IRIS-Registered Trademark-.

     IRIS believes its technology can be used to design and develop other computerized, microscopical image analysis instruments dedicated to specific tasks in the clinical laboratory. IRIS has completed prototype development of an automated high-speed instrument to classify white blood cells, The White IRIS-Registered Trademark- leukocyte differential analyzer, and has filed a 510(k) submission with the FDA requesting clearance of The White IRIS-TM- for interstate commerce. However, there can be no assurance that IRIS can secure FDA clearance or that The White IRIS-Registered Trademark- will be a commercially feasible or successful product.

     In 1995, IRIS began implementing a new strategy to expand its urinalysis business by adding a line of proprietary urinalysis products suitable for smaller laboratories and physicians offices where The Yellow IRIS-Registered Trademark- is not an economically feasible alternative. These additional products emphasize cost-effectiveness at the low-volume test rates associated with smaller laboratories and physicians offices. As part of this strategy, IRIS acquired (i) the digital refractomer product line of Biovation, Inc. in March 1995 for $850,000 in cash and warrants to purchase 75,000 shares of IRIS Common Stock, (ii) the complete business of Norfolk Scientific, Inc. (which conducts business under the trade name "StatSpin Technologies") in February 1996 for approximately 340,000 shares of IRIS common stock and the assumption of options and warrants to purchase an additional 126,000 shares of IRIS common stock and (iii) the urinalysis business of UroHealth Systems, Inc. in March 1996 for $788,000 in cash and the assumption of $62,000 of liabilities. Biovation's digital refractometer is a patented device used for determining the specific gravity of urine. StatSpin Technologies is a manufacturer of special purpose centrifuges and other small laboratory instruments and devices. The acquisition of StatSpin Technologies was recorded using the pooling-of-interests method of accounting. The urinalysis business of UroHealth Systems consists primarily of two proprietary product lines: the Cen-Slide-Registered Trademark- 1500 System for centrifugal urine semination and manual microscopic examination and the FloStar-Registered Trademark- specimen collection and dispensing container.

     IRIS was incorporated in 1979 under the laws of California and in 1987 reincorporated under the laws of Delaware. IRIS executive offices are located at 9162 Eton Avenue, Chatsworth, California 91311 and the telephone number is
(818) 709-1244.

                                  RISK FACTORS

DIFFICULTIES OF MARKET PENETRATION

     Market acceptance of capital-intensive laboratory instruments such as The Yellow IRIS-Registered Trademark- and other IRIS products requires substantial marketing efforts. Potential customers must be convinced that the initially significant cost of a laboratory instrument is recovered over the long term through reductions in labor costs. Potential customers must also be convinced that, as compared to manual methods, the instrument is more reliable and offers distinctive features. In addition, there is an inherent resistance to an instrument which eliminates jobs by automating tasks previously performed manually.

COST CONTAINMENT

     Significant medical cost containment measures adopted by the federal government and other third-party payors restrict payments to hospitals and other health care providers according to pre-determined reimbursement schedules. In particular, current Medicare regulations limit disbursements paid to hospitals to a fixed amount for treatment of a particular malady, regardless of the actual cost of treatment. Many hospitals also participate in integrated healthcare delivery systems (e.g., HMO's) which pay the hospital on a "capitated basis" (i.e., a fixed amount per enrolled member regardless of the actual services required). Government regulations, cost constraints imposed by insurance companies and other third-party payors, and integrated healthcare systems have adversely affected the marketing of capital equipment to clinical laboratories and hospitals.

     In addition, healthcare is an area of extensive and dynamic change, and IRIS cannot predict future changes in the healthcare field or their impact on its business. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. The costs of certain proposals would be funded in part by reductions in payments by governmental programs, including Medicare and Medicaid to healthcare providers. At the present time, IRIS believes that the effectiveness of The Yellow IRIS-Registered Trademark- should be even more beneficial to hospitals if their revenues are further controlled. However, if IRIS is unable to convince potential customers of this fact, these changes could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION

     Many of the IRIS products are subject to the provisions of the Federal Food, Drug and Cosmetic Act ("FDCA") which is administered by the Food and Drug Administration ("FDA"). While the requirements imposed on a manufacturer of medical devices are exacting, they are considerably less burdensome than those imposed on drug manufacturers. The manufacturer must demonstrate with careful documentation the reliability of the techniques used to design the medical device. The medical devices typically marketed by IRIS must be substantially equivalent to a previously FDA-cleared medical device performing the same task. In most instances, the FDA must "clear" a new medical device for the commercial market -- a process which involves an FDA review of compliance with the "substantial equivalence" standard prior to marketing. An FDA-registered manufacturer must maintain "Good Manufacturing Practices" which involve keeping sufficient documentation and records to insure reproducibility and traceability of components and products. Although existing state regulations have not had a substantial impact on the commercialization of The Yellow IRIS-Registered Trademark-, there can be no assurances that changes in state regulations will not have a substantial impact in the future on improvements to The Yellow IRIS-Registered Trademark-, the introduction of The White IRIS-TM- or the introduction of other new products. Furthermore, foreign countries also typically regulate the sale of medical devices, but the potential impact of such regulations has not been evaluated.

TECHNOLOGICAL CHANGE

     The microelectronics technology upon which current and proposed instruments of IRIS rely is undergoing rapid technological development and change. There can be no assurance that their products will be competitive in light of possible future developments. While IRIS owns a number of patents covering its technology, changes in technology could produce design alternatives which avoid infringing the IRIS patents or otherwise diminish any proprietary advantage.

ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

     Although IRIS has received patents with respect to certain of its technology, even receipt of such patents may not insulate IRIS from damaging competition, as competitors could challenge any patents or simply use different design approaches. For example, IRIS is currently defending two of its patents in a declaratory relief action brought by Intelligent Medical Imaging, Inc. In addition, IRIS may not be able to afford the expenses required to enforce any patent or copyright they may hold or acquire. Moreover, the IRIS products would have to be restructured or abandoned if third parties are found to hold relevant patent or other rights.

ACQUISITION ISSUES

     As the result of a strategy adopted in 1995, IRIS has completed three acquisitions in the last 13 months, and IRIS may conduct additional acquisitions in the future. Integrating the operations and activities of acquired companies and businesses requires significant effort. IRIS has not had any prior experience in the process of accomplishing such integrations, and there can be no assurances that IRIS can successfully integrate the companies and businesses that it has acquired in the past or may acquire in the future.

COMPETITION

     IRIS is not aware of any competitor marketing a complete urinalysis system. However, TOA Medical Electronics Co., Ltd., a Japanese company ("TOA"), is marketing a urine sediment analyzer in Japan (the UA-2000) and recently began displaying a new urine sediment analyzer based on particle counting technology (the UF-100) to selected prospects in the U.S. IRIS subsequently asserted its rights under a 1988 agreement between the two companies to distribute the UF-100 in North America. TOA disputes the right of IRIS to distribute this product and has requested arbitration of the issue in accordance with the terms of the 1988 agreement. IRIS does not have sufficient information regarding the performance and pricing of the UF-100 to evaluate its potential competitive impact; however, the mere prospect of its introduction in the United States could temporarily disrupt the market for The Yellow IRIS-Registered Trademark-. In addition, some companies are marketing disposable test strips which they claim reduce the need for microscopic examinations. Although recent medical literature reads to the contrary, the controversy caused by this claim has hampered the IRIS sales efforts in some hospitals. A major consumable product of StatSpin, now an IRIS subsidiary, is the PlasmaRotor. It is used for the rapid preparation of plasma from whole blood for chemistry or coagulation testing. Sales of the PlasmaRotor have been negatively impacted by the appearance on the market of a centrifuge that processes the primary blood collecting tube itself without need for sample transfer to an intermediate disposable. Although StatSpin is answering that challenge with the development of its own "primary tube spinner," it should be recognized that, unlike most StatSpin products, such centrifuge will generate minimal aftermarket consumables demand. Moreover, there are many firms in the medical instrument and health care industry with financial resources, experience and technical staff substantially larger than those of IRIS, some of which may be developing or planning the development of competitive devices unbeknown to IRIS.

DEPENDENCE ON KEY PERSONNEL

     IRIS does not have employment agreements with any of its principal executive officers except Dr. Thomas Kelley, a Vice President of IRIS and the President of the IRIS subsidiary StatSpin. The loss of the services of any of the principal executive officers of IRIS could have a material adverse effect on IRIS. Also, there is intense competition for qualified personnel in the industry in which IRIS is operating, and IRIS may not be successful in recruiting and retaining needed personnel.

UNCERTAINTIES IN STATSPIN DISTRIBUTION CHANNELS

     A significant part of the new IRIS marketing strategy adopted in 1995 depends on gaining market access to smaller laboratories and physicians offices. IRIS believes that StatSpin has suitable distribution channels for this purpose and intends to transfer to StatSpin responsibility for marketing the product lines recently acquired from Biovation and UroHealth Systems. StatSpin's largest distributor to the hospital market, Curtin Matheson Scientific, Inc., was acquired by Fisher International, Inc. in October 1995.
 IRIS cannot predict the impact of Fischer Scientific's acquisition of Curtin Matheson Scientific on its relationship with StatSpin, and the loss of this distribution channel could have a material adverse effect on StatSpin and potentially IRIS.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby; however, to the extent that Selling Stockholders choose to exercise any options or warrants to purchase Shares, the Company will receive proceeds equal to the exercise price of such options or warrants multiplied by the number of shares purchased.(1)

                              SELLING STOCKHOLDERS

     The Company acquired StatSpin Technologies in February 1996. The Selling Stockholders are former securityholders of StatSpin Technologies. The Shares consist of (i) 340,260 shares of Common Stock issued in exchange for shares of common stock of StatSpin Technologies and stock appreciation rights issued by StatSpin Technologies and (ii) 126,051 shares of Common Stock issuable upon the exercise of options and warrants issued by StatSpin Technologies and assumed by the Company in connection with the acquisition.

     Of the total number of Shares being registered, (i) 34,029 Shares are currently held in escrow as security for any indemnification claims made by the Company prior to the first anniversary of the acquisition (the "Escrow Shares") and (ii) 27,281 Shares are currently held by the Company as security for reimbursement from certain Selling Stockholders for cash advanced to satisfy tax withholding obligations relating to the exchange of their stock appreciation rights for Common Stock (the "Tax Withholding Shares"). The Escrow Shares will be released to the Selling Stockholders on February 1, 1997 to the extent not subject to any indemnification claims from the Company. The Tax Withholding Shares will be released to each applicable Selling Stockholder upon repayment in full to the Company of the amounts advanced to such Selling Stockholder. These Selling Stockholders have agreed to reimburse the Company for such amounts on or before August 1, 1996.

     The following table sets forth the number of Shares beneficially owned by each of the Selling Stockholders and included herein. Because the Selling Stockholders may offer all or some of the Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.
- ----------
     (1) The Selling Stockholders hold options and warrants to purchase from IRIS an aggregate of 126,051 shares of IRIS Common Stock for an aggregate exercise price of $534,071.68.

                                                                             Shares Issuable     Beneficially Owned
                                                                                   Upon              Shares as
                                           Beneficially         Shares        Satisfaction          a Percent of
                                           Owned Number       Subject to      of Withholding        Outstanding
Names of Selling Stockholders              of Shares(1)         Escrow          Obligation        Common Stock(2)
- -----------------------------              ------------       ----------     ---------------     ------------------
Thomas Kelley(3)                            106,601(4)          10,156               0                 1.7%
Robert L. Scott                              49,140              4,914               0                   *
Allen & Co., Inc.                            73,062(5)           2,529               0                 1.2%
Corning Incorporated(6)                      22,113              2,211               0                   *
William R. Newhouse                          25,277(7)           2,166               0                   *
Reuben Wisotzky                              23,704(8)           1,548               0                   *
James & Mary McKenney                        24,049(9)           1,310               0                   *
Michael Epstein                              32,001(10)            921               0                   *

- ----------------
     * Less than one percent (1%) of outstanding stock.

     (1) Includes Shares subject to Escrow and Shares Issuable Upon Satisfaction of Withholding Obligation.

     (2) Based upon 6,306,661 shares of IRIS Common Stock outstanding on April 24, 1996.

     (3) Dr. Kelley is a Vice President and Director of IRIS and President of its StatSpin subsidiary.

     (4) Includes 5,045 shares issuable upon exercise of stock warrants which expire April 30, 1996. Excludes 1,638 shares held by Rosemary Kelley, as to which Thomas Kelley disclaims beneficial ownership.

     (5) Includes 47,776 shares issuable upon exercise of stock warrants which expire November 14, 2000.

     (6)  Including its donees.

     (7) Includes 1,093 shares issuable upon exercise of stock options which expire March 31, 1997; 2,522 shares issuable upon exercise of stock warrants which expire April 30, 1996. Excludes 9,553 shares issuable upon exercise of stock warrants held by Beverly Newhouse, which expire March 13, 1997, as to which William Newhouse disclaims beneficial ownership.

     (8) Includes 2,182 shares issuable upon exercise of stock options which expire March 13, 1997; 1,261 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 4,778 shares issuable upon exercise of stock warrants which expire March 13, 1997.

     (9) Includes 1,392 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 9,553 shares issuable upon exercise of stock warrants which expire March 13, 1997.

    (10) Includes 8,190 shares issuable upon exercise of stock options which expire November 14, 2000; 5,045 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 9,553 shares issuable upon exercise of stock warrants which expire March 13, 1997.

                                                                             Shares Issuable     Beneficially Owned
                                                                                   Upon              Shares as
                                           Beneficially         Shares        Satisfaction          a Percent of
                                           Owned Number       Subject to      of Withholding        Outstanding
Names of Selling Stockholders              of Shares            Escrow          Obligation        Common Stock
- -----------------------------              ------------       ----------     ---------------     ------------------
Bionostics, Inc.                             4,095                410                0                   *
Arnold M. Zais                               4,095                410                0                   *
Michael Cronin                               10,682(11)           369                0                   *
Thalia V. Crooks                              6,542(12)           235                0                   *
Gustav H. Dreier                            13,738              1,374              5,846                 *
Alan W. Eilertson                            2,047                205                0                   *
Donald H. Eilertson                          2,047                205                0                   *
Donald & Anna R. Husmann                      7,709(13)           205                0                   *
Rosemary Kelley                              1,638                164                0                   *
Sid Shuman, Jr.                              1,638                164                0                   *
Arnold Cattani                               1,670(14)             41                0                   *
S. Cattani                                     819                 82                0                   *
K. Cattani                                     409                 41                0                   *
L. Cattani                                     409                 41                0                   *
M. Cattani                                     409                 41                0                   *
Beverly Newhouse                             9,553(15)              0                0                   *
Joseph Whittier                                779                 78                390                 *
Francis Lau                                 10,132              1,013              5,066                 *
Julio Rotondi                                  422                 42                211                 *
Kathleen Gaumond                             4,676                468              2,338                 *
Steven Bois                                  3,897                390              1,949                 *
Gail Magrath                                 3,507                351              1,754                 *
Judith Gallego                                 779                 78                390                 *
Larry Shephard                                 422                 42                211                 *
James Laugharn                               4,221                422              2,111                 *
Victor Jones                                14,029              1,403              7,015                 *


- ----------
     (11) Includes 630 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 6,367 shares issuable upon exercise of stock warrants which expire March 13, 1997.


     (12) Includes 1,007 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 3,181 shares issuable upon exercise of stock warrants which expire March 13, 1997.

     (13) Includes 884 shares issuable upon exercise of stock warrants which expire April 30, 1996; and 4,778 shares issuable upon exercise of stock warrants which expire March 13, 1997.

     (14) Includes 1,261 shares issuable upon exercise of stock warrants which expire April 30, 1996. Excludes the following shares as to which Arnold Cattani disclaims beneficial ownership: 819 shares held by S. Cattani; 409 shares held by K. Cattani; 409 shares held by L. Cattani; and 409 shares held by M. Cattani.


     (15) Includes 9,553 shares issuable upon exercise of stock warrants which expire March 13, 1997.

                              PLAN OF DISTRIBUTION

     The sale of all or a portion of the Shares offered hereby by the Selling Stockholders may be effected from time to time on the AMEX at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the Shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the AMEX at the time of the sale. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. For example, the Shares may be sold by one or more of the following without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face to face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

     The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.
To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders and any underwriter with respect to the Shares against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

     There is no assurance that any of the Selling Stockholders will sell any or all of the Shares. The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Stockholders of the Shares continuously effective for a period of two (2) years from the date of this Prospectus.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the law firm of Irell & Manella LLP, Los Angeles, California.


                                    EXPERTS

     The financial statements of International Remote Imaging Systems, Inc., included in the report on Form 10-K of the Company for the fiscal year ended December 31, 1995 referred to above, have been audited by Coopers & Lybrand LLP, independent accountants, as set forth in their report dated March 20, 1996, accompanying such financial statements, and are incorporated by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     The financial statements of Norfolk Scientific, Inc., included in the report on Form 8-K of the Company dated February 1, 1996 referred to above, have been audited by KPMG Peat Marwick LLP, independent accountants, as set forth in their report dated May 26, 1995 accompanying such financial statements, and are incorporated by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.


     Any financial statements and schedules herein incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses to be paid by the Company in connection with the distribution of securities being registered, are estimated as follows:


          Accounting Fees and Expenses . . . . . . . . . . . . . . .$ 4,000
          Legal Fees and Expenses. . . . . . . . . . . . . . . . . .$15,000
          Miscellaneous Expenses . . . . . . . . . . . . . . . . . .$ 1,000
                                                                    -------
              Total. . . . . . . . . . . . . . . . . . . . . . . . .$20,000
                                                                    -------
                                                                    -------


     The Selling Stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Shares.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to by made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a suit by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or manner as to which such person has been adjudged to be liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Corporations may also advance expenses incurred in defending proceedings against corporate agents upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified against expenses reasonably incurred.

     The Company's Certificate of Incorporation provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or enterprise.

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. This eliminates each director's liability to the corporation or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) pursuant to Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this amendment is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.


ITEM 16.  EXHIBITS


     EXHIBIT
     NUMBER    DESCRIPTION
     -------   -----------
     4.1       Specimen of Common Stock Certificate*
     5.1       Legal Opinion of Irell & Manella LLP
     23.1      Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)
     23.2      Consent of Coopers & Lybrand LLP
     23.3      Consent of KPMG Peat Marwick LLP


     * Previously Filed

_________________________________

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 24th day of April, 1996.


                              INTERNATIONAL REMOTE IMAGING
                              SYSTEMS, INC.



                              By:              *
                                 ------------------------------
                                 Fred H. Deindoerfer
                                 Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                     Title                                   Date
- ---------                     -----                                   ----
           *                  Chairman, Chief Executive               April 24, 1996
- -----------------------       Officer, Chief Financial Officer,
Dr. Fred H. Deindoerfer       and Director


                                      II-4



           *                  Director                                April 24, 1996
- -----------------------
Dr. John A. O'Malley

           *                  Director                                April 24, 1996
- -----------------------
Steven M. Besbeck

           *                  Director                                April 24, 1996
- -----------------------
Thomas F. Kelley

/s/ E. Eduardo Benmaor        Secretary, Controller, and              April 24, 1996
- -----------------------       Principal Accounting Officer
E. Eduardo Benmaor

*By: /s/ E. Eduardo Benmaor
     ----------------------
       E. Eduardo Benmaor
       as Attorney-in-Fact



                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION                                              PAGE NO.
- -------        -----------                                              -------
   4.1         Specimen of Common Stock Certificate*
   5.1         Legal Opinion of Irell & Manella LLP
  23.1         Consent of Irell & Manella LLP (included in legal
               opinion filed as Exhibit 5.1)
  23.2         Consent of Coopers & Lybrand LLP
  23.3         Consent of KPMG Peat Marwick LLP

* Previously Filed

                                        i